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                                                                    EXHIBIT 10.1

Onyx Japan Joint Venture Agreement


Between


ONYX SOFTWARE CORPORATION


And


PRIME SYSTEMS CORPORATION



                           DATED SEPTEMBER 14, 2000




*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
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
                               Table of Contents
1     Recitals.............................................................  3
2     Effect of this Agreement.............................................  3
3     Purpose..............................................................  4
4     Definitions..........................................................  4
5     Structure............................................................  5
6     Roles of the Parties.................................................  6
7     Intellectual Property................................................  6
8     Operation and Management.............................................  7
9     Initial Public Offering.............................................. 10
10    Representations and Warranties....................................... 10
11    Withdrawal........................................................... 11
12    Term and Termination................................................. 13
13    Events to occur upon termination..................................... 15
14    Determination of Fair Market Value................................... 15
15    Indemnity............................................................ 16
16    Confidentiality Agreement............................................ 16
17    Public Announcement.................................................. 17
18    Non-Compete.......................................................... 17
19    Notices.............................................................. 18
20    Ancillary Provisions................................................. 18

       Schedule 1:  Matters requiring unanimous consent of Board of Directors
       Schedule 2:  Items not considered to be day-to-day operation matters

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                            Joint Venture Agreement

This Joint Venture Agreement is executed on this 14th day of September 2000 by and between:

          ONYX SOFTWARE CORPORATION, a company duly organized and existing under the laws of Washington with its principal place of business located at 3180 139/th/ Avenue SE, Suite 500, Bellevue, WA 98005-4091, USA (hereinafter "Onyx");

          and

          PRIME SYSTEMS CORPORATION, a corporation duly organized and existing under the laws of Japan with its principal place of business located at Sakurai Building, 3F 2-8-1 Fukagawa, Koto-ku, Tokyo, 135-0033 Japan (hereinafter "Prime");

(Hereinafter, each of Onyx and Prime shall be individually referred to as the "Party" and, both of the two jointly as the "Parties")

1    Recitals

WHEREAS Onyx is in the business of developing, marketing and licensing computer software;

WHEREAS Prime is in the business of providing system solutions, developing and marketing computer software etc.;

WHEREAS Onyx and Prime entered into a non-binding term sheet dated May 27, 2000 for the purpose of the consideration of the establishment of a Joint Venture in Japan;

WHEREAS pursuant to the Interim Agreement dated August 8, 2000 (the "Interim Agreement"), Onyx and Prime established a legal entity, Onyx Software Co., Ltd. ("Onyx Japan") on August 31, 2000 with a paid in capital of JPY86,000,000 of which Onyx has invested JPY61,900,000 and Prime, JPY24,100,000; and

WHEREAS the Parties anticipate, and intend to exert their reasonable best efforts to cause, Softbank Investment Corporation ("Softbank") to invest in Onyx Japan by September 15, 2000;

Onyx and Prime enter into this Agreement to define the terms of the Joint Venture vehicle, Onyx Japan, for the purpose of ensuring a cooperative, mutually beneficial relationship and the successful realization of the purposes of the Joint Venture as set forth in Clause 3 below.

2    Effect of this Agreement

This Agreement will take effect on the occurrence of the later of (i) the execution of this Agreement; or (ii) Investment by Softbank into Onyx Japan (the "Effective Date"). On the Effective Date, all terms of the Interim Agreement will be superseded by this Agreement and this Agreement and the Schedules comprised herein shall from the Effective Date constitute the entire agreement relating to the relationship of the Parties with respect to Onyx Japan.

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The Parties understand and agree that there are no other oral or written collateral promises, representations, agreements or understandings between them concerning the subject matter of this Agreement other than those expressly stated herein.


3    Purpose

Onyx Japan is established for the purpose of successfully expanding Onyx technology and software products in Japan. Onyx Japan is organized for the purpose of product localization, sales, marketing and consulting as well as servicing the software and solutions provided by Onyx or developed independently by Onyx Japan, and for the purpose of engaging in all activities and transactions that are necessary in furtherance of that purpose. Unless otherwise agreed upon by the Parties in writing, Onyx Japan shall not engage in any other activities except those set forth above.

4    Definitions

"Agreement" refers to this Joint Venture Agreement unless specified otherwise.

"Affiliate" means any entity, other than Onyx Japan, in which a Party owns or controls more than 50% of the outstanding capital stock of such entity or any entity which owns or controls more than 50% of one of the Parties.

"Arrangements" means this Agreement and other arrangements relating to the establishment of Onyx Japan and the ongoing Joint Venture.

"Board of Directors" means the board of directors of Onyx Japan unless expressly specified otherwise.

"Business Day" means any day which is not Saturday, Sunday or a national holiday in the place where the performance of an obligation required under this Agreement is to be undertaken.

"Chairman" means the chairman and representative director of Onyx Japan.

"Confidential Information" means the terms and conditions of this Agreement and any information disclosed by either Party or their Affiliates to the other Party or to Onyx Japan, either directly or indirectly, in writing, orally or by inspection of tangible objects or software or Intellectual Property, which information is designated, orally or in writing, as "Confidential," "Proprietary" or some other designation. Confidential Information shall not, however, include any information which (i) was publicly known prior to the time of disclosure by the disclosing Party, (ii) becomes publicly known after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party, (iii) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party, or (iv) is obtained by the receiving Party from a third party without a breach of any obligations of confidentiality of such third party to the Party wishing to keep such information confidential.

"Fair Market Value" is the value determined in accordance with the procedure contained in Clause 14 of this Agreement.

"Intellectual Property" means any intellectual property in any jurisdiction including, without limitation, any and all patents, utility models, designs, logos, trademarks, service marks, trade names, copyrights (including software), know-how and domain names, and any rights to obtain any of the foregoing where applicable under pending applications for intellectual property rights.

"Interim Period" means the period from when the Interim Agreement was entered into until this Agreement takes effect pursuant to Clause 2.

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"IPO" means the initial public offering of Onyx Japan by listing on a recognized technology-related stock exchange market in Japan such as "TSE Mothers" or "Nasdaq Japan", in this case anticipated to be conducted during the calendar year [*] or as soon as optimal thereafter as described in Clause 9.1.

"Joint Venture" is the arrangement referred to in this Agreement to create, operate and manage Onyx Japan between Onyx and Prime and with investment by Softbank.

"Material Default" means default or non-performance of any obligations under this Agreement causing material damage to Onyx Japan or any Party to this Agreement.

"Par Value" is the price at which the Shares were originally issued, which is JPY50,000 per Share.

"President" means the president and representative director of Onyx Japan.

"Share" means a share in Onyx Japan represented by stock certificate or other security instrument.

"Shareholder" means a shareholder in Onyx Japan.

"Softbank Investment" means the investment in 14% of the Total Capital of Onyx Japan by Softbank anticipated to occur on or before September 15, 2000 or such other date thereafter as agreed upon in writing by the Parties.

"Territory" means Japan.

"Total Capital" means the capital in Onyx Japan during the operational period of JPY800,000,000 inclusive of the investment of Onyx, Prime and Softbank, as provided in Clause 5.

5    Structure

     5.1 The Parties agree that the Joint Venture contemplated by this Agreement shall be carried out by Onyx Japan, as established by Onyx and Prime on August 31, 2000.

     5.2 The anticipated ownership structure of Onyx Japan after the Softbank Investment (and inclusive of investments made prior to or during the Interim Period) is as follows:

               Shareholder          %              Paid in Capital
                                                        (JPY)

               Onyx                 58%            464,000,000
               Prime                28%            224,000,000
               Softbank             14%            112,000,000

     5.3 The Parties shall complete all necessary arrangements and cooperate with each other to cause Onyx Japan to issue to Softbank, Onyx and Prime, at par value, the number of Shares necessary to ensure that the allocated Shares and Paid-in-Capital amounts provided above are attained prior to September 15, 2000. The Parties shall subscribe for such number of Shares and transfer the requisite capital to the bank account designated by Onyx Japan on or before the date of the Softbank Investment and shall use their reasonable best efforts to cause Softbank to provide the above noted capital and to subscribe for Shares by September 15, 2000. In the event that the Softbank Investment does not occur by September 15, 2000, the Parties shall confer in good

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          faith for a reasonable period about an extension of the date by which the Softbank Investment can and shall occur.

     5.4 The Parties agree that they will consider, from a practical viewpoint for the effective development of the business of Onyx Japan, the possibility of the further equity participation in Onyx Japan by an appropriate company that is determined by mutual agreement between Prime and Onyx. Both Parties shall not unreasonably withhold their consent in this respect and, subject to Clause 5.5, agree that they will, in principle, decrease their respective Shareholding ratio on a pro rata basis as necessary to effect such participation.

     5.5 At no time shall Onyx's shareholding fall below 50.01% of the total issued Shares (including any potential stock (senzai kabushiki)), before or after the IPO is conducted.

6    Roles of the Parties

     6.1 Onyx shall provide Onyx Japan with all necessary or appropriate advice and guidance for effective operations, technical and marketing staff with outstanding ability that is necessary or appropriate for effective operations and all necessary or appropriate information on Onyx's strategies and vision. Onyx shall assist Onyx Japan in setting-up systems and processes for all operational departments which utilize the existing infrastructure of Onyx's departments. Onyx shall provide Onyx Japan with marketing materials and collateral, PR templates and marketing campaign templates for Onyx Japan to leverage in Japan. Onyx shall create, and provide Onyx Japan with, the core or base code for products that are to be localized into Japanese versions and sold by Onyx Japan. In the event the services to be provided by Onyx hereunder, with the exception of such minor services as mutually agreed upon by the Parties, require that any efforts or out-of-pocket costs, including, but not limited to, salaries and any other payments and costs relating to Onyx's employees to be seconded or transferred to Onyx Japan, shall be incurred by Onyx, the Parties shall mutually determine any fees to be paid to Onyx by Onyx Japan for the provision of such services.

     6.2 Prime shall provide Onyx Japan with a sales network and relevant connections, press and PR connections, market information and advice on effective Japanese operations. Prime shall also assist Onyx Japan with the localization and creation of localized Japanese versions of Onyx products, including provision of technical resources and staff. Prime shall provide Onyx Japan and its partner and customers with consulting and system integration services and will be one of the main system integrators for Onyx Japan's implementations. In the event the services to be provided by Prime hereunder, with the exception of such minor services as mutually agreed upon by the Parties, require that any efforts or out-of-pocket costs, including, but not limited to, salaries and any other payments and costs relating to Prime's employees to be seconded or transferred to Onyx Japan, or costs related to system integration, system management, development thereof or localizing of Onyx's products, shall be incurred by Prime, the Parties shall mutually determine any fees to be paid to Prime by Onyx Japan for the carrying out of such services.

7    Intellectual Property

     7.1 Onyx Japan will enter into a Distribution Agreement, which is mutually acceptable to the Parties, with Onyx providing for the license of all Intellectual Property owned by

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          Onyx relevant to the Joint Venture ("Onyx Intellectual Property")
          within the Territory and the payment of reasonable compensation to Onyx by Onyx Japan.

     7.2 All right, title and interest in and to any Intellectual Property provided, supplied or licensed by Onyx, or proprietary rights relating thereto, and the media on which the same are furnished, provided, supplied or licensed by Onyx, including any developments, adaptations, versions or modifications shall, to such extent, belong exclusively to Onyx or its exclusive suppliers at all times. Any Intellectual Property developed independently by Onyx Japan without any reference or connection to Onyx Intellectual Property or Confidential Information whatsoever and without any reference or connection to Intellectual Property owned by, or Confidential Information of Prime relevant to the Joint Venture whatsoever will be the property of Onyx Japan ("Onyx Japan Intellectual Property"). Onyx shall be entitled, at its option, to non-exclusive perpetual world-wide or regional licenses to use, modify, adapt or develop Onyx Japan Intellectual Property with reasonable charge based on the fair market standard.

     7.3 All right, title and interest in and to any Intellectual Property provided, supplied or licensed by Prime, or proprietary rights relating thereto, and the media on which the same are furnished, provided, supplied or licensed by Prime, including any developments, adaptations, versions or modifications shall, to such extent, belong exclusively to Prime or its exclusive suppliers at all times. Prime shall be entitled, at its option, to non-exclusive perpetual world-wide or regional licenses to use, modify, adapt or develop Onyx Japan Intellectual Property with reasonable charge based on the fair market standard.

     7.4 Both Parties acknowledge that this Agreement and any license granted by Prime or Onyx to Onyx Japan under Clauses 7.2 or 7.3 above does not and shall not grant rights to any Party to use the software or Intellectual Property for any purpose other than in pursuance of the Onyx Japan Joint Venture. All Intellectual Property will be treated as Confidential Information by the Parties unless (i) there is a label or mark to indicate that the information or Intellectual Property is not to be treated as proprietary and/or confidential, (ii) it is agreed otherwise in writing by the provider of such Confidential Information or (iii) the contrary is clearly implied by the nature of the Intellectual Property and the context of its use.

8    Operation and Management

     8.1 Each Party agrees to take all actions necessary to ensure that Onyx Japan shall be operated in accordance with, and complies with the terms of, this Agreement and applicable law and shall vote all Shares held by it to give complete and timely effect to the terms of this Agreement.

     8.2 Onyx Japan shall be constituted with seven Directors and at least two Statutory Auditors as per the Articles of Incorporation. Of these, Onyx shall nominate 4 Directors and Prime shall nominate 3 Directors. Mr. Tadashi Sensu shall be one of Prime's initial 3 Directors. Onyx and Prime shall be entitled to nominate one Statutory Auditor each. One additional Statutory Auditor shall be elected at the annual general meeting of Shareholders of Onyx Japan with regard to the first period for settlement of accounts. Should the shareholding ratio between Onyx and Prime be altered by the transfer of Shares by Prime to any third party without the written approval of Onyx, the number of Directors shall be adjusted to reflect the proportional

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          shareholdings of each Party. The Parties specifically agree that, notwithstanding any other provision contained in this Agreement, they shall complete all necessary procedures to effect in a timely manner the adjustment to the Board contemplated by this Clause, including but not limited to, Board and/or Shareholders meetings and amendment of the Articles of Incorporation. If Prime's shareholding falls to below 15% of the total issued capital of Onyx Japan pursuant to a decision to sell to a third party without written approval from Onyx prior to such sale, Prime shall no longer be entitled to nominate a Representative Director. In such case, Prime shall cause the Representative Director nominated by it to resign from the position of Representative Director, and shall indemnify Onyx Japan for reasonable expenses incurred by Onyx Japan or compensation necessary with regard to the removal of such Representative Director, except for any retirement allowance or other remuneration to be paid by Onyx Japan to such Representative Director pursuant to the applicable internal rules of Onyx Japan. Such rules shall be determined by mutual agreement between the Parties.

     8.3 Pursuant to the Interim Agreement, the Chairman of Onyx Japan initially shall be Howard Hawk of Onyx, and the President of Onyx Japan initially shall be Hitoshi Nagata of Prime, each of whom shall be the initial Representative Director of Onyx Japan. The aforementioned officers shall serve until the appointment of a successor by Onyx to Mr. Nagata as President and Representative Director. Upon the appointment of such successor, Mr. Hawk shall forthwith resign and Mr. Nagata shall be appointed as the Chairman and Representative Director of Onyx Japan and entitled to remain in such office. Thereafter, all officers shall be selected by the Board of Directors. Notwithstanding the foregoing, Mr. Nagata may resign at any time from the position of President and Representative Director subject to Onyx's consent, which shall not be unreasonably withheld, and in such event Prime shall then appoint an alternative President and Representative Director. After Mr. Nagata is appointed as the Chairman and Representative Director, Mr. Nagata may resign at any time, and Prime shall nominate an alternative Representative Director who shall serve as Executive Vice President. The Parties shall complete all necessary procedures, including Board and/or Shareholder meetings to effect in a timely manner the actions contemplated by this Clause.

     8.4 Each Party may, at any time and at its sole discretion, remove, for or without cause, any Director nominated by it by delivering written notice to Onyx Japan and to the other Party, provided that the Party removing its Director reimburses Onyx Japan for any compensation that may become payable to such Director as a result of that removal. In the case of a vacancy in the office of a Director for any reason (including removal), the vacancy shall be filled by a person nominated by the Party that nominated the Director in question. Notwithstanding the foregoing,Prime shall not remove Mr. Sensu from the Board of Directors without the consent of Onyx.

     8.5  Management and Decisionmaking

          (a) Onyx Japan shall be managed by the Board of Directors in accordance with the terms of this Agreement, its Articles of Incorporation and applicable laws and regulations.

          (b) At its first meeting after the Effective Date of this Agreement, the Board of Directors, in addition to any other items on the meeting agenda, shall propose, consider and enact resolutions concerning the business plan of Onyx Japan.

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          (c)  Decisions relating to issues listed in Schedule 1 shall be subject to approval by a unanimous vote of all directors attending the relevant Board meeting; provided, however, that the quorum of such Board meeting shall be 4 Directors or more, including at least 1 Director appointed by Prime. Prime shall make its best efforts to ensure that at least 1 Director appointed by Prime shall attend the relevant Board meeting.

          (d) With regard to decisions that can be made by the Representative Director(s) of Onyx Japan, (i) the Representative Director nominated by Onyx shall have the authority to represent and act on behalf of Onyx Japan unilaterally, and (ii) the Representative Director nominated by Prime shall only represent and act on behalf of Onyx Japan jointly with the Representative Director nominated by Onyx, except with respect to day-to-day operation matters. Notwithstanding the foregoing, those acts listed in
               Schedule 2 attached hereto shall not be considered day-to-day operation matters as to which the Representative Director nominated by Prime shall be entitled to represent and act on behalf of Onyx Japan unilaterally; provided that the Representative Director nominated by Onyx may provide written and revocable specific authorization to the Representative Director nominated by Prime to allow the Representative Director nominated by Prime to carry out particular actions on a unilateral basis. Prime shall cause the Representative Director nominated by Prime to comply with all the restrictions set forth herein and in
               Schedule 2.

          (e) Except as otherwise required by applicable laws or regulations (including the Commercial Code of Japan) or the Articles of Incorporation, Shareholders' meetings shall decide on any matter by way of an ordinary resolution (a resolution passed by a majority of the votes of all shareholders present at such meeting); provided that (notwithstanding the above) Shareholders' meetings shall decide on those matters set out below by way of a special resolution, which shall mean for the purposes of this Clause, a resolution which requires the consent of Prime; provided, that, if Prime's shareholding falls to below 15% of the total issued capital of Onyx Japan pursuant to a decision to sell to a third party without written approval from Onyx prior to such sale, Prime's consent shall no longer be required:

               (i) any increase in the capital of Onyx Japan not contemplated in the business plan which is mutually agreed upon by the Parties, or decrease in the capital of Onyx Japan;


               (ii) the issue of any preferred shares, convertible bonds, bonds with warrants or other equity-linked or quasi-equity securities, or the introduction of any stock option plans in accordance with the Japanese Commercial Code or rights to subscribe for or to convert any instruments into such shares or securities;

               (iii) the payment of dividends or other distributions on account of shares;

               (iv) any change to the Articles of Incorporation except for such change(s) required for the issuance of new shares permissible without the consent of Prime prescribed in item
                     (i) above;

               (v) issues of shares to be subscribed by persons other than the parties:

               (vi)  change of the corporate name of Onyx Japan;

               (vii) dissolution of Onyx Japan or its liquidation;

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               (viii)    any merger of Onyx Japan with any other company in
                         which Onyx Japan would not be the surviving entity, or through which Onyx Japan would lose control of the business of Onyx Japan; and

               (ix) sale or disposition of all or substantially all of the business of Onyx Japan.

          (f) In the event any capital increase is made in accordance with the agreed business plan as contemplated in Clause 8.5(e)(i), Onyx shall cause Onyx Japan to issue such shares in Onyx Japan as necessary to maintain Prime's shareholding percentage in Onyx Japan as it stood before such capital increase.

9    Initial Public Offering

     9.1 Subject to Clause 12.3, the Parties shall use their reasonable best efforts to complete the IPO of the common stock of Onyx Japan within the calendar year [*] or as soon as optimal thereafter.

     9.2 On or before the filing of an application for the IPO, the Parties shall agree (i) to terminate or amend this Agreement to the extent necessary to achieve the IPO in the light of the then-current applicable IPO rules and regulations; (ii) on the reasonable number of shares to be offered by each of the Parties at the time of the IPO.

10   Representations and Warranties

     Each Party represents and warrants to the other Party as of the date hereof and as of the Effective Date of this Agreement that:

     (a) It is duly incorporated and validly existing under the laws of its place of incorporation; it has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by it and the consummation by it of all the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement or to consummate such transactions; this Agreement has been duly and validly executed and delivered by such Party by its authorized representative and, assuming the due authorization, execution and delivery by each other Party, constitutes legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms.

     (b) Authority, Execution and Delivery. Each Party has full power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement to be performed by it. The execution and delivery by such Party of this Agreement and the consummation by such Party of the transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary corporate action by such Party's board of directors and/or shareholders. Such Party has duly executed and delivered this Agreement, and this Agreement constitutes (assuming the due authorization, execution and delivery by the other Party,) its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and

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          judicial decisions of general applicability relating to or affecting creditors' rights generally.

     (c) Litigation. There are no (i) outstanding judgments, decrees, injunctions, rulings or determinations of an arbitrator, court or Governmental entity against or affecting such Party or (ii) such proceedings pending or, to the knowledge of such Party, threatened against or affecting such Party or any of its affiliates, by or against any person directly or indirectly (A) challenging or seeking to restrain or prohibit any transaction contemplated by the Joint Venture documents or (B) seeking to prohibit or limit the scope or implementation of the Joint Venture arrangements, in each case other than any such judgements and proceedings that, individually and in the aggregate, would not have a material adverse effect on the Party, including the Party's fulfillment of its obligations under this Agreement and to the Joint Venture generally, or the Joint Venture.


     (d) Compliance with Applicable Laws. To the knowledge of such Party, its existing business relating to the Joint Venture has been conducted in compliance with all applicable laws and regulations, except for instances of non-compliance that, in the aggregate, would not have a material adverse effect. With such exceptions as would not, in the aggregate, have a material adverse effect, neither such Party has received any written notice from a Governmental entity that alleges that its existing business relating to the Joint Venture is not in compliance with any applicable laws, regulations, or guidelines.

     (e) Licenses. It holds and will maintain any and all such licenses, including licenses for the use of any third party's intellectual property, permits, approvals, authorizations, consents, exemptions, filings and registrations from any person, entity, company, organization, governmental authority or regulatory authority as are necessary to enable the Party to perform its obligations under this Agreement.

     (f) Financial Statements. All financial statements provided to the other Party and/or its agent are true, correct and complete and have been prepared in accordance with generally accepted accounting principles in the relevant jurisdiction, and no adverse material changes have occurred since the date such financial statements were provided to the other Party through the date of execution of this Agreement. All of its documents and records provided to the other Party and/or its agent in the course of the other Party's conduct of due diligence are and have been complete and accurate in all material respects.

11   Withdrawal

     11.1 Right to withdraw. Subject to Clause 12.5, at any time after the first anniversary of this Agreement, Prime shall be entitled to sell its Shares by giving not less than 90 calendar days written notice to both Onyx and Onyx Japan. In the event that Prime sells its Shares as contemplated hereunder, Prime shall no longer be bound by any of the obligations set forth in this Agreement other than those specifically enumerated in Clause 12.6 and shall no longer be entitled to the rights set forth in this Agreement. Prime shall remain liable to satisfy any obligations due to be satisfied before the date of expiry of the notice given under this Clause.

     11.2 Transfer of Shares. Prime will be responsible for the preparation of all documentation and completion of all steps necessary to effect the transfer or sale

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          referred to in Clause 11.1. If so requested by the Prime, Onyx will do all things and sign all documents reasonably required to assist in such transfer.

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12   Term and Termination

     12.1 Term

         (a) Unless terminated pursuant to this Clause 12, this Agreement shall remain in full force and effect until the expiration of a period of five (5) years from the date of execution of this Agreement and shall continue thereafter with full force and effect unless and until terminated by six months' written notice (the "Termination Notice") given by either Party to the other Party.

         (b) In the event that Onyx serves a Termination Notice, Onyx shall purchase the shares of Onyx Japan held by Prime at Fair Market Value. In the event that Prime serves a Termination Notice, Onyx shall have the option to purchase the shares of Onyx Japan held by Prime at Fair Market Value.

     12.2 Early Termination for Default

          12.2.1 In the event that any Party (the "Defaulting Party"):

                 (a) commits any Material Default or shall cause substantial economic harm to any Party that is not the Defaulting Party (the "Non-Defaulting Party");

                 (b) fails to remedy a continued breach of this Agreement within 30 days after being required in writing to do so by any Non-Defaulting Party; or

                 (c) enters into a voluntary or compulsory winding-up or becomes insolvent or a liquidator or receiver is appointed with authority over all or any part of its assets;

                 then in any such case, the Non-Defaulting Party to this Agreement may terminate this Agreement by giving written notice of such termination specifying the nature of the default (the "Default Notice").

          12.2.2 At the expiry of 30 calendar days after a Default Notice has been issued under Clause 12.2.1, by Onyx to Prime where Prime is the Defaulting Party, Onyx shall have the right at its election to (in addition to any other rights Onyx or other Shareholders may have under Clause 13 or at law):

                 (a) purchase all of the Shares held by Prime at Fair Market Value; or

                 (b) require that Onyx Japan be liquidated, in which case, Prime will receive a pro-rata payment of the net receipts from such liquidation, in accordance with its shareholder ratio.

          12.2.3 At the expiry of 30 calendar days after a Default Notice has been issued under Clause 12.2.1, by Prime to Onyx where Onyx is the Defaulting Party, Prime shall have the right to (in addition to any other rights Prime may have under Clause 13 or at law) sell all of the Shares held by it to Onyx at the higher of Par Value and Fair Market Value or, at its discretion, to a third party at any price subject to the restrictions contained in Clause 12.5.

     12.3 Termination if IPO is not achieved

          If an IPO cannot be completed by [*], Onyx or Prime may, at their discretion, terminate the Arrangements. In the event that Onyx chooses to terminate the

                                       13
---------------
[*] Confidential treatment requested.

          Arrangements pursuant to this Clause, Prime shall have the right (in addition to any other rights it may have under this Agreement or at law), subject to the restrictions contained in Clause 12.5, to sell the Shares held by Prime to Onyx at Fair Market Value or require that Onyx Japan be liquidated at its option. In the event that Prime chooses to terminate the Arrangements pursuant to this Clause, Onyx shall have the right (in addition to any other rights it may have under this Agreement or at law) to purchase the Shares held by Prime at Fair Market Value or require that Onyx Japan be liquidated at its option.

     12.4 Early Termination by Mutual Agreement

          If notwithstanding all reasonable efforts by the Parties, in the event that a disagreement between the Parties in respect of any of the matters described in Clauses 8.5 (c) and 8.5(e) and the matters listed in Schedule 1 to this Agreement results in a 'deadlock' situation in which Directors or Shareholders are divided on a decision or course of action such that a decision cannot be made with respect to such matter, and the matter cannot be resolved for a period of six consecutive months from the date of the first such deadlocked meeting, the Parties shall in any such case, reasonably and faithfully consult with each other regarding whether to continue the operation of Onyx Japan. If the Parties fail to agree to continue the operations of Onyx Japan for any reason within 90 calendar days after the commencement of such consultations, Onyx shall have the option to purchase Shares held by Prime at Fair Market Value by giving written notice to Prime. If Onyx does not choose to purchase the Shares held by Prime, Onyx shall choose to dissolve Onyx Japan.

     12.5 At any time that either Party (the "Seller") wishes to, or is compelled whether under this Clause 12, any other provision of this Agreement or otherwise, to sell any or all of its Shares, the Seller must (i) first offer such Shares to the other Party (the "Purchaser") at such price (the "Sale Price") as shall be specified in the first offer at or below the price that the Seller offers such Shares to a third party and the Purchaser will have 30 business days from the date of such offer in which to provide written notice to the Seller whether to purchase such Shares (the "Decision Period") at the Sale Price . If the Purchaser has not provided written notice that it will acquire the Shares to be sold or transferred by the Seller at the expiry of the Decision Period, the Seller may sell to a third party at any price not being less than the Sale Price. At no time may Prime sell or transfer Shares to any entity, other than Onyx, engaging in the area of customer relationship management, including, but not limited to Siebel Systems, Pivotal Software, SalesLogix, Inc., Baan, Nortel (Clarify), Oracle and PeopleSoft (Vantive), but not including other entities engaging in the area of enterprise resource planning. The Seller shall obtain a commitment from the assignee to enter into a written agreement in a form satisfactory to the other Party whereby the assignee agrees to be bound by the terms of this Agreement.

     12.6 Notwithstanding any language to the contrary in any other provision of this Agreement or any of the Arrangements, the following Clauses shall survive, for the period of time set forth below, expiration or termination of this Agreement for any reason: Clause 7 (Intellectual Property License) shall survive for 30 months; Clause 16 (Confidentiality Agreement) shall survive for 24 months; Clause 17 (Publicity) shall survive for 6 months; and Clause 18 (Non-Compete) shall survive for 6 months.

13   Events to occur upon termination.

     13.1 Upon termination in accordance with Clause 12 or for any other reason:

          (a) Any sale and purchase of Shares by Prime to Onyx, shall take place on the 20/th/ Business Day after receipt from the Appraiser (as defined in Clause 14) or Appraisers of the valuation of the Fair Market Value of the relevant Shares. On such day, payment for the Shares shall be made in Japanese Yen by wire transfer of immediately available funds to an account designated by Prime at least three (3) Business Days prior to such day and, against receipt in full of such payment, Prime shall transfer the stock certificates representing all of its respective ownership of Shares to Onyx and/or a third party designated by Onyx.

          (b) The Parties shall reasonably co-operate to minimize any disruption to Onyx Japan as a result of the transfer of Shares and provide any reasonable assistance as necessary, and no Party shall release or authorize any public statement, press release or other publicity relating to the termination without the prior written consent of the other Party.

          (c) Any Directors, Representative Directors or Statutory Auditors of Onyx Japan nominated by Prime shall resign without payment, save in such case that the termination is pursuant to a breach of this Agreement by Onyx, as compensation for loss of office by written resignation containing an acknowledgement or release in terms that the giver of such resignation has no claim, save in such case that the termination is pursuant to a breach of this Agreement by Onyx, against Onyx or Onyx Japan arising out of such resignation for damages or compensation for loss of office.

          (d)  The Parties will comply with the obligations provided in Clause
               16.2 with respect to the confidential information of Onyx Japan mutatis mutandis.

14   Determination of Fair Market Value

     For the purposes of this Agreement and other agreements related to the Joint Venture, Fair Market Value shall be determined in the following manner. The Parties shall select, by mutual agreement, an experienced and qualified appraiser (the "Appraiser") within 40 calendar days of the notice of termination who shall determine the Fair Market Value of such Shares within 30 calendar days of its appointment or as soon thereafter as commercially practicable. The Appraiser shall submit its independent appraisal to each Party in a written report and the value assigned by the Appraiser to such Shares in the report shall be deemed to be the Fair Market Value of such Shares. If the Parties are unable to agree on an Appraiser within the 40 calendar day period referred to, each Party shall select its own Appraiser within a further 7 calendar days, and each Appraiser shall prepare a written appraisal of the Fair Market Value of such Shares within 30 calendar days of its appointment and submit its independent appraisal to each Party in a written report. In such case, the Fair Market Value of the Shares shall be deemed to be the average of the values obtained by the two Appraisers. In the absence of manifest error, the determination of the Fair Market Value pursuant to this Clause shall be final and binding.

15   Indemnity

     Each Party, at its own expense, shall defend, indemnify and hold harmless the other Party and/or each of its Affiliates, officers or directors from any claim, loss, debt, liability, damage, obligation, demand, judgment, or settlement of any nature (including attorney's fees and costs of defending same) incurred by the other Party and/or each of its Affiliates, officers or directors, arising from or relating to a breach of the warranties in Clause 10 or non-performance of any provisions of this Agreement provided that the indemnified Party provides the indemnifying Party with (i) prompt notice of such claim, (ii) sole control over the defense and (iii) proper and full information and assistance to settle and/or defend any such claim at the indemnifying Party's expense. The indemnified Party may participate, at its own expense, in the defense of any such claim.

16   Confidentiality Agreement

     16.1 Non-use and Non-disclosure. Except as provided or contemplated herein, each Party agrees not to use any Confidential Information of the other Party. Each Party agrees not to disclose any Confidential Information of the other Party to third parties or to such Party's employees, except (i) to those employees, agents, or representatives (including attorneys and accountants) of such Party and its Affiliates who are required to have the information in order to exercise the receiving Party's rights and perform the receiving Party's obligations under this Agreement and (ii) as required by applicable law to be disclosed by the receiving Party, provided that the receiving Party gives the disclosing Party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure or narrowing such disclosure to the fullest extent reasonably possible. Neither Party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible or intangible objects which embody the other Party's Confidential Information and which are provided to the other Party under this Agreement.

     16.2 Maintenance and disposition of Confidential Information. Each Party agrees that it shall take all reasonable measures to protect the secrecy of, and avoid the disclosure and unauthorized use of, Confidential Information of the other Party. Immediately upon expiration or termination of this Agreement, each Party shall (i) immediately cease all use of Confidential Information of the other,
          (ii) return or destroy all copies of Confidential Information of the disclosing Party and all memoranda, notes or other written material (whether in written or electronic form), or those portions thereof, that contain such Confidential Information or extracts thereof, and
          (iii) upon request of the other Party, provide certification of the return or destruction of the other Party's Confidential Information which shall include a written list detailing the items of Confidential Information so returned or destroyed by the Party, and which shall be signed by an officer of the Party authorized to do so, upon written request of the other Party.

     16.3 The obligation of the Parties under this Clause 16 shall remain effective for 2 years after the expiration or termination of this Agreement.

17   Public Announcement

     It is anticipated that a public announcement shall be made when Joint Venture arrangements have been finalized, likely to be on or after September 15, 2000. Neither Party nor Onyx Japan shall make any public disclosure (including, without limitation, any publicity release) relating to this Agreement or the proposed Joint Venture or any matters described herein without the prior written consent of the other Party; provided, however, that a Party shall be permitted to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to comply with any applicable law, rule or regulation to the extent required under the applicable law, rule or regulation after providing written notice, specifying the purpose and content of such disclosure, to the other Party prior to such disclosure.

     Notwithstanding the above, Prime may without any restriction refer to the Joint Venture and/or Onyx Japan in its own public disclosures, other than press releases, to be made by Prime or through Prime's initiative. In such case, Prime shall consult with Onyx about such public disclosures in advance. As to the press releases, Prime shall obtain Onyx's approval in advance, which approval shall not be unreasonably withheld. Onyx shall designate a representative in Japan, acceptable to Prime, who shall have the authority to approve such press releases and act as Onyx's representative with respect to public disclosures.

18   Non-Compete

     18.1 During the term of this Agreement as it may be extended upon renewal pursuant to Clause 12 and for 6 months after its expiration or termination for any reason, Prime shall not, and shall cause all of its Affiliates not to, compete with Onyx Japan in the following area: the creation, development, marketing, sales, implementation or servicing of products and/or services in the field of customer relationship management.

     18.2 For the avoidance of doubt, the Parties acknowledge that:

          (a) Prime shall not establish a partnership or engage in any other on-going business relationship with any entity other than Onyx Japan in the area of customer relationship management, including but not limited to Siebel Systems, Pivotal Software, SalesLogix, Inc., Baan, Nortel (Clarify), Oracle and People Soft (Vantive);

          (b) Prime shall be entitled to directly or indirectly engage in, and establish partnerships or joint ventures with other entities, in the area of enterprise resource planning; and

          (c) Prime shall obtain Onyx's prior approval on whether Prime can engage in any business field including that of customer relationship management, notwithstanding the above. Onyx agrees that it shall not unreasonably withhold its approval for Prime to engage in any such business field.

     18.3 From the date of execution of this Agreement and extending for eighteen months after expiration or termination of this Agreement, neither Party shall solicit for employment nor hire nor retain as a consultant any person of any Party or Onyx Japan who has been compensated by the other Party or Onyx Japan for services rendered during the prior calendar year, without the prior written consent of the other Party.

19   Notices

      Any notice, demand, consent or other communication (a "Notice") given or made under this Agreement:

      (a) must be in writing and signed by a person duly authorized by the sender;

      (b) must either be delivered to the intended recipient or by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

           (i) to Onyx:                     Howard K Hawk
                                            Vice President - International
                                            Onyx Software Corporation
                                            3180 139/th/ Avenue SE, Suite 500
                                            Bellevue, WA 98005-4091, USA
                                            Fax:  425-732-2413

           (and a complete copy of any Notice to the General Counsel of Onyx at the same address and fax number as listed above)

           (ii) to Prime:                   Hitoshi Nagata
                                            President and CEO
                                            Prime Systems Corporation
                                            Sakurai Building, 3F
                                            2-8-1 Fukagawa, Koto-ku,
                                            Tokyo 135-0033, Japan
                                            Fax:  81-3-5245-1889

      (c)  shall be considered to be duly given or made:

           (i) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or ten business days after the date of posting (if posted to an address in another country); and

           (ii) in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number or name or recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or is later than 4:00 p.m. (local time) it shall be taken to have been duly given or made at the commencement of business on the next business day in the place of the Notice's addressee.

20   Ancillary Provisions

     20.1 Severability Any section of this Agreement, or any part thereof, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any provisions in any other jurisdiction.

     20.2 No Waiver Any failure to enforce any rights under this Agreement, irrespective of the length of time for which such failure continues, or any acquiescence in any default of the performance of any obligation under this Agreement or delay in respect of the same by a Party shall not constitute a waiver of those or any other rights or alter the rights of the Party not in default to enforce those rights in respect of the same or any future default.

     20.3 Relationship of the Parties Neither Party, nor any contractor or sub-licensee of such Party shall have any right, power or authority, or represent that it has the right, power or authority, to bind the other Party, or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party's name. Nothing stated in this Agreement shall be construed as constituting Onyx and Prime as partners, or creating the relationship of principal and agent between Onyx and Prime.

     20.4 Agreement Interpretation The title and headings in this Agreement are for convenient reference and are not intended to change or supplement the meaning of the terms of this Agreement. References in this Agreement to a number of days, weeks, months or years, shall mean calendar days, weeks, months or years, unless otherwise stated.

     20.5 No Other Warranties Other than as expressly provided in this Agreement, neither Party makes any warranties nor assumes any liabilities in connection with this Agreement.

     20.6 Exclusion of Consequential Damages Neither Party shall be liable for any consequential, incidental, or special damages arising out of or related to this Agreement, including lost revenue, profits, or savings, even if notified in advance of their possibility. Unless specifically provided otherwise in this Agreement, neither Party shall be liable for any third Party claims against the other Party for any losses or damages, including without limitation loss of or damage to records or data.

     20.7 Language, Governing Law and Disputes The English language version of this Agreement shall be controlling for all purposes and shall prevail over any inconsistencies with a Japanese language version, if any. This Agreement shall be governed by and construed in accordance with the laws of Japan. The Parties shall endeavor to resolve any disputes arising in connection with the Agreement by good faith discussion between the Parties. In the event that a dispute cannot be settled by discussion between the Parties, such dispute shall be subject to arbitration in the following jurisdictions.

          (a) In the event that Prime requests arbitration of a dispute or files a claim in any court or government agency or tribunal against Onyx, an arbitration shall be held in San Francisco, California, shall be conducted in the English language, and shall be administered by the American Arbitration Association under its Commercial Arbitration Rules.

          (b) In the event that Onyx requests arbitration of a dispute or files a claim in any court or government agency or tribunal against Prime, an arbitration shall be held in Tokyo, Japan, shall be conducted in the Japanese language and shall be administered by the Japan Commercial Arbitration Association under its Commercial Arbitration Rules.

     Judgement on any award rendered by the arbitrators in the above-mentioned arbitration shall be final and conclusive and may be entered in any court having jurisdiction for enforcement thereof and the Parties hereby agree to waive and do waive the defense of inconvenient forum.

     20.8 Counterparts This Agreement may be executed in two counterparts, each of which, when read together, shall constitute one Agreement.

In witness whereof, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

ONYX SOFTWARE CORPORATION                     PRIME SYSTEMS CORPORATION

     By: /s/ Brent Frei                       By: /s/ Hitoshi Nagata
         --------------                           ------------------
     Brent Frei                               Hitoshi Nagata
     President and CEO                        President and CEO

                                  Schedule 1

Items requiring approval of a unanimous vote of the Board (subject to Clause
8.5)

 .    Approval of any material agreements, documents or other arrangements between or involving Onyx Japan and any Shareholder or Affiliate of a Shareholder, as well as any amendment, consent, or waiver with respect to such arrangements;

 .    Liquidation, dissolution, winding up or voluntary bankruptcy of Onyx Japan;

 .    A sale of the majority of the outstanding capital stock of the Onyx Japan;

 .    Any actions that result in any change in the rights or obligations of one or more of the Parties as set forth under this Agreement;

 .    the acquisition of other businesses or companies by Onyx Japan in excess of
     20% of the fair value of the total assets of Onyx Japan; and

 .    any increase of capital within powers delegated by any Shareholders'
     meeting to the Board of Onyx Japan.

                                 Schedule 1-1

                                  Schedule 2

The items that shall not be considered day-to-day operation matters under Clause 8.5(d) include:

1. Expenditures in excess of Yen 2,000,000 in any single or related series of transactions.

2. Commitments, contractual or otherwise, involving (i) any obligation of Onyx Japan in excess of Yen 2,000,000 per transaction per year, or (ii) any continuing obligation of Onyx Japan in excess of 18 months; provided, that, this limitation shall not apply to employment agreements with employees of Onyx Japan and commitments involving furniture, fixtures and office equipment for Onyx Japan.

3. The hiring, firing, promotion or demotion of any employee (i) involved at the kachou level or higher, (ii) whose compensation is in excess of Yen 7,000,000 per year, (iii) in excess of the projected number of employees of Onyx Japan as set forth in the business plan which is agreed upon by the Parties, or (iv) without the prior approval of the Onyx Japan kachou of the section in which that person works or would work, or, if there is no Onyx Japan kachou for such section at that time, a person specifically designated by Onyx to give such approval.

4. The hiring or retention of outside professional advisors such as, but not limited to, certified public accountants, auditors, attorneys (bengoshi), tax attorneys (zeirishi) and patent attorneys (benrishi).

The Parties acknowledge and agree that, (1) other than the Representative Director selected by Onyx, no Director, officer or other employee of Onyx Japan shall have powers or authority equal to or exceeding those of the Representative Director selected by Prime, and (2) the Representative Director selected by Onyx shall use his best efforts to consult, in advance, with the Representative Director selected by Prime with respect to any decision that the Representative Director selected by Onyx has the power and authority to make.

                                 Schedule 2-1